Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260608

PROSPECTUS SUPPLEMENT

Joby Aviation, Inc.
98,357,200 Shares of Common Stock

This prospectus supplement further supplements and updates the prospectus dated April 29, 2022, relating to the resale of up to 98,357,200 shares of our common stock by the selling securityholders named in the prospectus (including their pledgees, donees, transferees or other successors-in-interest) (the “Prospectus”).
This prospectus supplement incorporates into the Prospectus the information (other than information that is furnished and not deemed filed) contained in our attached:
•Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on August 10, 2022
Our common stock and warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “JOBY” and “JOBY WS,” respectively. On August 5, 2022, the closing sale price of our common stock as reported on the NYSE was $6.67 per share and the closing price of our warrants was $1.50 per warrant.
We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for our filings with the Securities and Exchange Commission.
Our business and investment in our common stock and warrants involve significant risks. These risks are described in the section titled “Risk Factors” in the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
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The date of this prospectus supplement is August 10, 2022.

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________________________
FORM 8-K
________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 10, 2022
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Joby Aviation, Inc.
(Exact name of Registrant as Specified in Its Charter)
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Delaware			001-39524	98-1548118
(State or Other Jurisdiction of Incorporation)			(Commission File Number)	(IRS Employer Identification No.)

2155 DELAWARE AVENUE
SUITE #225
SANTA CRUZ	,	California		95060
(Address of Principal Executive Offices)				(Zip Code)
Registrant’s Telephone Number, Including Area Code: 831 426-3733
(Former Name or Former Address, if Changed Since Last Report)
___________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	JOBY	New York Stock Exchange
Warrants to purchase common stock	JOBY WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.
On August 10, 2022, Joby Aviation, Inc. a Delaware corporation (the “Company”) issued a press release entitled “Joby Expands Partnership with US Department of Defense” The press release is attached hereto as Exhibit 99.1 and incorporated herein solely for purposes of this Item 7.01 disclosure.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filings. This Report will not be deemed an admission as to the materiality of any information contained in this Item 7.01, including Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Exhibit Description
99.1	Press Release, dated August 10, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Joby Aviation, Inc.

Date:	August 10, 2022	By:	/s/ Matthew Field
		Name:	Matthew Field
		Title:	Chief Financial Officer

JOBY EXPANDS PARTNERSHIP WITH US DEPARTMENT OF DEFENSE

•Company signs expanded contract with DoD, increasing its potential value by more than $45m
•Full potential value of contract now more than $75m
•Engagement on flight test operations broadened to include the US Marine Corps

SANTA CRUZ, CA, Aug. 10, 2022 — Joby Aviation, Inc. (NYSE:JOBY), a California-based company developing electric vertical take-off and landing (“eVTOL”) aircraft, today announced an expansion of its existing contract with the U.S. Air Force’s Agility Prime program that increases the contract’s potential value by more than $45m.

Building on more than five years of engagement with defense agencies, the expanded contract leverages Joby’s years of research and technology development and will include new testing to evaluate Joby’s advanced technologies. It brings the potential value of the total contract to more than $75m.

The contract also widens the Company’s defense partnerships to include the U.S. Marine Corps, which will participate in government-directed flight tests and use case exploration, including resupply, relocation of personnel, and emergency medical response applications.

“As we work toward our goal of launching a passenger ridesharing service, we’re grateful for the support of our defense partners. This extension provides valuable support for our ongoing development efforts and allows our partners to see first-hand the potential for this aircraft in their future concept of operations” said JoeBen Bevirt, founder and CEO of Joby.

Joby’s engagement with government partners bolsters the Company’s primary goal of launching a commercial passenger service by providing access to testing facilities, early operational experience for government customers, and a partial offset to our research and development costs.

On August 3, 2022, Joby attended the White House Summit on Advanced Air Mobility, which convened industry, government agencies, and military personnel to discuss how to advance U.S. leadership in this critical, new technology area.

With the expansion of Joby’s contract, the Army, Navy, Air Force, and Marine Corps have all now identified eVTOL aircraft as a critical area of interest.

In 2020, Joby became the first eVTOL developer to receive military airworthiness approval for its pre-production prototype aircraft. With a maximum range of 150 miles, Joby’s piloted, emissions-free aircraft can transport four passengers at speeds up to 200 mph with a revolutionary quiet acoustics profile.
ABOUT JOBY AVIATION
Joby Aviation, Inc. (NYSE:JOBY) is a California-based transportation company developing an all-electric vertical take-off and landing aircraft which it intends to operate as part of a fast, quiet, and convenient service in cities around the world. To learn more, visit www.jobyaviation.com.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the development and performance of our aircraft, the growth of our manufacturing capabilities, our regulatory outlook, progress and timing; our business plan, objectives, goals and market opportunity; and our current expectations relating to our business, financial condition, results of operations, prospects, capital needs and growth of our operations. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our ability to launch our aerial ridesharing service and the growth of the urban air mobility market generally; our ability to produce aircraft that meet our performance expectations in the volumes and on the timelines that we project, and our ability to launch our service beginning in 2024; the competitive environment in which we operate; our future capital needs; our ability to adequately protect and enforce our intellectual property rights; our ability to effectively respond to evolving regulations and standards relating to our aircraft; our reliance on third-party suppliers and service partners; uncertainties related to our estimates of the size of the market for our service and future revenue opportunities; and other important factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2022, and in future filings and other reports we file with or furnish to the SEC. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this presentation. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
Contacts:
Investors: investors@jobyaviation.com
+1-831-201-6006
Media:
press@jobyaviation.com